UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.
____________________________

FORM 10/A
(Amendment #2)
____________________________

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

SouthCorp Capital, Inc.
(Exact Name of Registrant in its Charter)

Delaware	46-5429720
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

205 Ave. Del Mar #984
San Clemente, California 92674
(Address of Principal Executive Offices) (Zip Code)

(949) 461-1471
 (Registrant’s telephone number, including area code)

(949) 271-5730
 (Registrant’s Fax number, including area code)

Securities to be Registered Under Section 12(b) of the Act:
None

Securities to be Registered Under Section 12(g) of the Act:

Common Stock, Par Value $0.0001
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Item 1. Business

General Information

Our business address is 205 Ave Del Mar, #984, San Clemente, California 92674. Southcorp Capital, Inc. (“Southcorp”, “we”, “us”, “our”, the "Company" or the "Registrant") was originally incorporated in the State of Delaware on June 12, 2006. On April 7, 2014, the Company executed a merger with Skyline Holdings, Inc. On April 7, 2014, the Company entered into an Agreement whereby the Company acquired 100% of Skyline Holdings, Inc, incorporated in the State of Indiana on March 26, 2014. Skyline was the surviving Company and became a wholly owned subsidiary of SouthCorp Capital. At the time of the merger, SouthCorp Capital had no operations, assets or liabilities. On April 8, 2014, the acquisition closed and under the terms of the Agreement skyline Holdings was the surviving entity. The Company selected April 30 as its fiscal year end.

Reverse Merger

On April 7, 2014, the Company executed a reverse merger with Skyline Holdings, Inc.   On April 7, 2014, the Company entered into an Agreement whereby the Company acquired 100% of Skyline Holdings, Inc, in exchange for 200,000,000 shares of Common Stock of SouthCorp Capital, Inc.    As part of the reverse merger, WB Partners purchased majority control of SouthCorp from Wahoo Funding and Bimini Reef Real Estate (who where the majority owners of SouthCorp prior to the reverse merger).  Immediately prior to the reverse merger, there were 24,057,315 common shares outstanding and 23,000,000 shares of Series C Preferred shares outstanding and Richard Astrom was the sole officer/director.  WB Partners purchased 20,000,000 shares of Common Stock and 23,000,000 shares of Series C Preferred Stock from Wahoo Funding for $20,000 and 1,944,000 shares from Bimini Reef Real Estate for $5,000 (resulting in owning 91% of the Common Stock and 100% of the Series C Preferred Stock). As part of this share purchase, Mr. Astrom resigned and Mr. Wade became the sole officer/director of the Company.  The merger between SouthCorp Capital and Skyline Holdings was finalized and closed contemptuously with the share purchase. In exchange for 100% ownership of Skyline Holdings the Company issued 200,000,000 shares of Common Stock.  Prior to the reverse merger, Skyline Holdings, Inc. was owned by WB Partners and S C Capital (a 3 rd party Company owned by Valerie Baugher).  WB Partners received 189,500,000 shares of Common Stock and SC Capital received 10,500,000 shares of Common Stock of SouthCorp. After the reverse merger, WB Partners owns 95% of the outstanding common stock (or 211,440,000 shares of Common Stock) and 100% of the Series C Preferred Stock and SC Capital owns 4% of the outstanding Common Stock (or 10,500,000 shares of Common Stock).  After the issuance, the Company has 224,057,315 Common shares outstanding and 23,000,000 shares of Series C Preferred shares outstanding.

Skyline Holdings was incorporated in the State of Indiana on March 26, 2014.  Skyline was the surviving Company and became a wholly owned subsidiary of SouthCorp Capital.  SouthCorp Capital had no operations, assets or liabilities prior to the reverse merger .

This is the current corporate organization:

Our auditor has expressed substantial doubt about our ability to continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SouthCorp Capital, Inc. trades on the OTC Market Pink Sheets under the symbol “STHC”.

Business of Registrant

Southcorp Capital, Inc. is a Delaware corporation. The Company focus is on the acquisition and renovation of single-family and mutli-family properties in the U.S with the intent of reselling the property after renovations have occurred. Our real estate investments are expected to focus properties undervalued and/or in need of some repairs. The Company has located real estate agents on both Las Vegas, NV and Fort Wayne, IN who the company uses to locate properties. Additionally, our CEO travels to Las Vegas and Fort Wayne to look at properties that have been located through internet searches. The Company’s CEO reviews properties that are available at auctions from lenders, at tax sale and the condemned building lists from the various counties to located properties that are undervalued and/or in need of some repairs.

We intend to seek potential property acquisitions meeting the above criteria and which are located throughout the United States. We believe the most important criteria for evaluating the markets in which we intend to purchase properties include:

•	historic and projected population growth;
•	historically high levels of tenant demand and lower historic investment volatility for the type of property being acquired;
•	markets with historic and growing numbers of a qualified and affordable workforce;
•	high historic and projected employment growth;
•	markets with high levels of insured populations;
•	stable household income and general economic stability; and
•	sound real estate fundamentals, such as high occupancy rates and strong rent rate potential.

 The following table provides an overview of our properties:

Property	City, State	Acquisition Date	Type	Purchase Price
808 N. Franklin Street	Portland, Indiana	4/5/2014	Single Family	$1,500
8841 N. Pearl Street	Bryant, Indiana	4/5/2014	Single Family	$1,500
237 E. Delaware Street	Redkey, Indiana	4/5/2014	Single Family	$1,500
602 Wagner Street	Fort Wayne, Indiana	4/5/2014	Single Family	$10,000
356 Franklin Street	Berne, Indiana	4/1/2014	Single Family	$16,000
8218 N 950W	Montpelier, Indiana	4/5/2014	Single Family	$2,500
163 Behring Street	Berne, Indiana	4/5/2014	Commercial	$35,000
7003 Balsam Lane	Fort Wayne, Indiana	5/10/2014	Single Family	$6,000

The Company is currently renovating 7003 Balsam Lane  and 356 Franklin Street.  The other properties the Company will begin renovating after the current renovations are complete.  The Company does not have a timetable as to when the renovations of those properties will begin, what renovations will be required or when the property would be resold.

7003 Balsam Lane:  The Company is essentially renovating the entire house as it has substantial damage from a fire.  Currently, the Company has completed demolished the fire damaged parts of the house, replace and re-framed the areas of the house that were damaged, removed the roof, replaced the roof and is currently installing 2 new doors and installing new windows.  The Company expects the renovations to be completed in next 45 – 60 days and expects to sell the property in the next 60-75 days,

356 Franklin Street:  The Company is currently replacing the roof and expects to do minor work on the interior and should be completed in 30 days and available for sell in 30-45 days.

The markets in which we invest may not meet all of these criteria and the relative importance that we assign to any one or more of these criteria may differ from market to market or change as general economic and real estate market conditions evolve. We may also consider additional important criteria in the future. In order to diversify our portfolio, we may acquire a portion of our real estate investments through joint ventures with affiliates and third parties, such as institutional investors.

The Company’s address is 205 Ave. Del Mar #984, San Clemente, CA 92674 and our phone number is (661) 418-7842.

The Company is a developmental stage company. Additionally, the Company's management and its auditors have expressed substantial doubt about our ability to continue as a going concern. The Company needs to raise additional capital to continue operations and to implement its plan of operations. The Company has not generated any revenue to date and has incurred net losses of ($2,430) since inception. The Company's current monthly burn rate is between $7,500 and $10,000 per month. This does not include the expected cost of audit fees expected to be $2,000 per month but includes the expected costs to renovate the Company’s current properties. The Company's monthly burn rate consists of the direct costs of the related to its properties, search for new properties and the expected on-going general expenses of the Company (such as filing fees, audits and general administrative expenses). There is no guarantee that the Company's revenue would be able to cover the Company's monthly burn rate.

Company expects that it needs a minimum of $200,000 to begin to implement its business plan to expand outside of Indiana.

The Company needs to raise $200,000 to expand its operations to Las Vegas. This is broken down as follows:

Acquisition of Real Estate:	$120,000

Real Estate Direct Cost (i.e. repairs, travel):	$31,000

Renovations:	$40,000

The $120,000 will allow the Company to acquire its initial properties in Las Vegas. This represents the initial expansion of the Company’s operations from Indiana to Las Vegas. NV. The Company expects to require the additional funding in September 2014. The Company's inability to raise the necessary capital would negatively impact the Company's ability to generate sufficient revenues to cover its operations and reporting requirements.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;
●	the last day of the fiscal year following the fifth anniversary of the effective date of this registration statement;
●	the date on which we have, during the previous three-year period, issued more than $1 billion in non- convertible debt; and
●	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act.

We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion on page 13 under “Risk Factors” of the effect on our financial statements of such election.

Form 10 Filing

This is an Exchange Act registration statement and not a registered offering of securities.

Item 1A. Risk Factors

An investment in our Common Stock is highly speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below together with all of the other information included in this prospectus. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the value of our Common Stock could decline, and an investor in our securities may lose all or part of their investment. Currently, shares of our Common Stock are not publicly traded.

Summary Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with all the other information contained in this prospectus, before making an investment decision to purchase our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant part of your investment in our common stock.

●	Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

●	Our dependence on selling properties may adversely affect our profitability, our ability to meet our debt obligations, if any, and our ability to make distributions to our stockholders;.

●	Our outstanding indebtedness upon completion of this offering reduces cash available for distribution and may expose us to the risk of default under our debt obligations.

●	Our results of operations will be significantly influenced by the economies of the markets in which we operate.

●
Our growth depends on external sources of capital that are outside of our control, which may affect our ability to seize strategic opportunities, satisfy debt obligations and make distributions to our stockholders.

●	Our success depends on key personnel whose continued service is not guaranteed.

●	Certain members of our senior management team have outside business interests that could take their time and attention away from us.

The Company’s Auditors have issued a going concern opinion because of the Company has limited capitalization and lack of working capital and as a result is dependent on raising funds to grow and expand its business.

Our management has concluded that there is substantial doubt about our ability to continue as a going concern. The Company has extremely limited capitalization and is dependent on raising funds to grow and expand its businesses. The Company will endeavor to finance its need for additional working capital through debt or equity financing. Additional debt financing would be sought only in the event that equity financing failed to provide the Company necessary working capital. Debt financing may require the Company to mortgage, pledge or hypothecate its assets, and would reduce cash flow otherwise available to pay operating expenses and acquire additional assets. Debt financing would likely take the form of short-term financing provided by officers and directors of the Company, to be repaid from future equity financing. Additional equity financing is anticipated to take the form of one or more private placements to qualified investors under exemptions from the registration requirements of the 1933 Act or a subsequent public offering. However, there are no current agreements or understandings with regard to the form, time or amount of such financing and there is no assurance that any of this financing can be obtained or that the Company can continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with the revised accounting standards.

The OTC Markets has labeled our common stock with the warning sign "Caveat Emptor" (Buyer Beware) which could make our common stock less attractive to investors.

The OTC Markets has labeled our common stock with the warning sign "Caveat Emptor" (Buyer Beware) and will continue to do so unless the Company applies for and is accepted for the Pink OTC Markets disclosure system or this registration statement is effective and the Company is current in filing its reports with the Commission. As a result of the "Caveat Emptor" (Buyer Beware), shareholders may find it more difficult to sell their securities.

Officers and directors of the Company are subject to potential conflicts of interest in their service to the Company which may have an adverse impact on our Company’s activities.

Officers and directors of the Company are subject to potential conflicts of interest in their service to the Company.  Mr Wade all are currently engaged in activities similar to the Company, such as acquiring real estate in their personal name.   Mr. Wade have all agreed and understand that the Company shall be presented with any business opportunity, that is within the Company's line of business.  They may only act upon these business opportunities if the Company passes on such opportunity.  This is enforceable and binding upon Mr. Wade as it is part of the Code of Ethics that each has executed.  The Company has not adopted any formal written policies or procedures regarding the review, approval or ratification of related party transactions.

Our investments are concentrated in a single asset class, making our profitability and balance sheet more vulnerable to a downturn or slowdown in the housing sector or other economic factors.

We expect to concentrate our investments in single-family properties. As a result, we will be subject to risks inherent in investments in a single type of property. A downturn or slowdown in the rental demand for single-family housing may have more pronounced effects on the cash available for distribution or on the value of our assets than if we had more fully diversified our investments.

Virtually all of our revenues consist of selling houses we renovate, which are subject to many risks, including declines in the value of real estate, risks related to general and local economic conditions, overbuilding, risks related to the ability of a property to attract buyers, possible lack of available mortgage funds for buyers of our properties and Increases in property taxes. As a result of various factors, including competitive pricing pressure or adverse conditions in our target markets, a general economic downturn and the desirability of our properties compared to other properties in our target markets, we may be unable to realize our asking prices across theproperties in our portfolio, which will negatively affect our ability to generate cash flow. We also compete for buyer with numerous other housing alternatives. We anticipate that our properties will compete directly with other single-family homes which are available for rent or purchase in the markets in which our properties are located.

The Company lacks sufficient internal controls and implementing acceptable internal controls will be difficult with only 1 officer and director thereby it will be difficult to ensure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required.

The Company lacks internal controls over its financials and it may be difficult to implement such controls with only 1 officer and director.  The lack of these internal controls make it difficult to ensure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required.

The reason we believe our disclosure controls and procedures are not effective is because:

•	There is a lack of segregation of duties necessary for a good system of internal control due to insufficient accounting staff due to the size of the company.
•	The staffing of accounting department is weak due to the lack of qualifications and training, and the lack of formal review process.
•
The control environment of the Company is weak due to the lack of an effective risk assessment process, the lack of internal audit function and insufficient documentation and communication of the accounting policies.

•	Failure in the operating effectiveness over controls related to recording revenue.

Because we have elected to defer compliance with new or revised accounting standards, our financial statement disclosure may not be comparable to similar companies.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of our election, our financial statements may not be comparable to companies that comply with public company effective dates

Our status as an “emerging growth company” under the JOBS Act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

The Company has no revenue and as a result the Company faces risks and uncertainties relating to its ability to successfully implement it proposed operations.

The Company has had no revenue from its operations which make an evaluation of our future performance and prospects difficult. Our prospects must be considered in light of the risks, expenses, delays, problems and difficulties that may be encountered in the expansion of our business based on our planned operations. Furthermore, the Company faces risks and uncertainties relating to its ability to successfully implement it proposed operations.

The Company is dependent on key personnel and loss of the services of any of these individuals could adversely affect the conduct of the company's business.

Our business plan is significantly dependent upon the abilities and continued participation of our two officers/directors. It would be difficult to replace any of them at such an early stage of development of the Company. The loss by or unavailability to the Company of their services would have an adverse effect on our business, operations and prospects, in that our inability to replace them could result in the loss of one’s investment. There can be no assurance that we would be able to locate or employ personnel to replace any of our officers, should their services be discontinued. In the event that we are unable to locate or employ personnel to replace our officers we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

The Company's dividend policy, if a public market does develop, may impact the market price of our Common.

The Company has not paid dividends on its Common Stock in the past. The board of directors has decided not to distribute dividends to its shareholders at this time The board may decide to change its dividend policy in the future depending on the results of our operations, our financial condition and other factors related to the business that the board, in its sole discretion, may consider relevant.

The Company’s dividends policy may be changed at any time and the company may issue dividends which may restrict the growth of the company and lead to dilution.

The Company may change its dividend policy and begin issuing dividends at any time. As a result, the Company will be restricted in its growth potential. In order to grow, the Company will need to raise additional capital which may cause dilution among the Company’s shareholders.

We cannot guarantee that an active trading market will develop for our Common Stock which may restrict your ability to sell your shares.

There can be no assurance that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. Therefore, purchasers of our Common Stock should have a long-term investment intent and should recognize that it may be difficult to sell the shares, notwithstanding the fact that they are not restricted securities. We cannot predict the extent to which a trading market will develop or how liquid a market might become.

Our shares may be subject to the “penny stock” rules which might subject you to restrictions on marketability and you may not be able to sell your shares

Broker-dealer practices in connection with transactions in "Penny Stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker- dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities.

Due to the control by management of 95% of issued and outstanding Common Stock and 99% of the total voting power our non-management shareholders will have no power to choose management or impact operations.

Management currently maintains a voting power of 99% of our issued and outstanding Common Stock. Consequently, management has the ability to influence control of our operations and, acting together, will have the ability to influence or control substantially all matters submitted to stockholders for approval, including:

☐ Election of the Board of Directors;
☐ Removal of directors;
☐ Amendment to the our certificate of incorporation or bylaws; and

These stockholders will thus have substantial influence over our management and affairs and other stockholders possess no practical ability to remove management or effect the operations of our business. Accordingly, this concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the Common Stock.

This registration statement contains forward-looking statements and information relating to us, our industry and to other businesses. Our actual results may differ materially from those contemplated in our forward looking statements which may negatively impact our company.

These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. When used in this registration statement, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that may cause our actual results to differ materially from those contemplated in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this registration statement. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect the occurrence of unanticipated events.

We may need additional financing which we may not be able to obtain on acceptable terms. If we are unable to raise additional capital, as needed, the future growth of our business and operations would be severely limited.

A limiting factor on our growth, and is our limited capitalization which could impact our ability to penetrate new markets, attract new customers and execute on our divisions business plans. While we are currently able to fund all basic operating costs it is possible that we may require additional funding in the future to achieve all of our proposed objectives.

If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and our shareholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our Common Stock. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations (for example, negative operating covenants). There can be no assurance that acceptable financing necessary to further implement our plan of operation can be obtained on suitable terms, if at all. Our ability to develop our business, fund expansion, develop or enhance products or respond to competitive pressures, could suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds.

Sales of our Common Stock in the public market could lower our market price for our Common Stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that management deems acceptable or at all.

Due to limited liquidity in our shares, if a public market does develop, the market price of our Common Stock may fluctuate significantly which could cause a decline in value of your shares.

There is no public market for our Common Stock and there can be no assurance that a regular trading market for our Common Stock will ever develop or that, if developed, it will be sustained. If a public market does develop, the market price of our Common Stock may fluctuate significantly in response to factors, some of which are beyond our control. The market price of our common stock could be subject to significant fluctuations and the market price could be subject to any of the following factors:

☐	our failure to achieve and maintain profitability;
☐	changes in earnings estimates and recommendations by financial analysts;
☐	actual or anticipated variations in our quarterly and annual results of operations;
☐	changes in market valuations of similar companies;
☐	announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;
☐	loss of significant strategic relationships; and
☐	general market, political and economic conditions.

Recently, the stock market in general has experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of shares of our Common Stock, which could cause a decline in the value of our shares. Price volatility may be worse if the trading volume of our Common Stock is low.

Our by-laws provide for indemnification of our officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our bylaws require that we indemnify and hold harmless our officers and directors, to the fullest extent permitted by law, from certain claims, liabilities and expenses under certain circumstances and subject to certain limitations and the provisions of Delaware law. Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses, attorneys fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Upon completion of this offering there will be an immediate and substantial dilution to purchasers of our securities.

The public offering price of the Shares will be substantially higher than the net tangible book value of the Common Stock. Investors participating in this offering will incur immediate and substantial dilution in the per share net tangible book value of their investment from the initial public offering price of approximately $0.01. See “Dilution”.

Even though we intend to only purchase those properties that fit our investment profile, there is a possibility that our purchases may not provide the results predicted which could negatively effect our cash flow.

We intend on investing in properties that will be “cash flow positive.” This means properties that have a positive monthly income after all expenses, mortgages, operating expenses, taxes and maintenance reserves are paid. Even though we intend to purchase these types of properties, unforeseen circumstances may cause such properties to become cash flow negative whereby the income from the property does not cover all of its expenses. Some conditions may be neighborhood changes/conditions, economic conditions, property conditions, and unforeseen expenses. If this occurs it may have a negative impact on the business and may require us to sell our properties at a loss.

Risks Related to Our Business

Competition with third parties for properties and other investments may result in our paying higher prices for properties which could reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, banks, insurance companies, REITs, and real estate limited partnerships, many of which have greater resources than we do. Some of these investors may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and increased prices. If competitive pressures cause us to pay higher prices for properties, our ultimate profitability may be reduced and the value of our properties may not appreciate or may decrease significantly below the amount paid for such properties. At the time we elect to dispose of one or more of our properties, we will be in competition with sellers of similar properties to locate suitable purchasers, which may result in us receiving lower proceeds from the disposal or result in us not being able to dispose of the property due to the lack of an acceptable return. This may cause you to experience a lower return on your investment.

Recent disruptions in the financial markets and continuing poor economic conditions could adversely affect the values of any properties that we acquire and our ongoing results of operations.

Disruptions in the capital markets during the few two years have constrained equity and debt capital available for the acquisition of real and property and have consequent caused reductions in property values. Furthermore, the current state of the economy and the implications of future potential weakening may negatively impact real estate fundamentals and result in declining values in our properties. The current downturn may impact our future buyers financial resources directly, reducing their ability to purchase properties.

Liquidity in the global credit market has been significantly contracted by market disruptions in recent years, making it more costly to obtain acquisition financing, new lines of credit or refinance existing debt, when debt financing is available at all.

☐ The occurrence of these events could have the following negative effects on us:
☐ the values of our properties could decrease below the amounts we paid for the properties;
☐ we may not be able to refinance our future indebtedness or to obtain debt financing on attractive terms.
☐ These factors could impair our ability to make distributions to you and decrease the value of your properties in us.

Financial markets are still recovering from a period of disruption and recession, and we are unable to predict if and when the economy will stabilize or improve which could adversely affect our financial condition and our ability to raise capital on favorable terms to the Company.

The financial markets are still recovering from a recession, which created volatile market conditions, resulted in a decrease in availability of business credit and led to the insolvency, closure or acquisition of a number of financial institutions. While the markets show signs of stabilizing, it remains unclear when the economy will fully recover to pre-recession levels. Continued economic weakness in the U.S. economy generally or a new recession would likely adversely affect our financial condition and that could impact the ability of our buyers to purchase properties.

We may not be able to operate our business or implement our operating policies and strategies successfully which could result in the loss of some or all of your investment.

The results of our operations depend on many factors, including, without limitation, the availability of opportunities for the acquisition of attractively priced residential properties, the level and volatility of interest rates, readily accessible funding in the financial markets and our ability to cost-effectively hedge risks as well as overall economic conditions. We may not be able to maintain any agreements with our lenders on favorable terms or at all. Furthermore, we may not be able to operate our business successfully or implement our operating policies and strategies as described in this prospectus, which could result in the loss of some or all of your investment.

Future terrorist attacks in the United States could harm the demand for and the value of our properties which could result in a negative impact on our business and ability to sell properties we may acquire.

Future terrorist attacks in the U.S., such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war could harm the demand for and the value of our properties even if not directed at our properties. A decrease in demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates.

Terrorist attacks also could directly impact the value of our properties through damage, destruction, loss, or increased security costs, and the availability of insurance for such acts may be limited or may cost more. To the extent that our tenants are impacted by future attacks, their ability to continue to honor obligations under their existing leases with us could be adversely affected. Additionally, certain tenants have termination rights or purchase options in respect of certain casualties. The terrorist attacks that occurred on September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. The lack of sufficient insurance for these types of acts could expose us to significant losses and could have a negative impact on our operations. Even if we receive casualty proceeds, we may not be able to reinvest such proceeds profitably or at all, and we may be forced to recognize taxable gain on the affected property. Failure to reinvest casualty proceeds in the affected property or properties could also trigger our tax indemnification obligations under our agreements with certain limited partners of our operating partnership with respect to sales of specified properties.

Potential losses such as those from adverse weather conditions, natural disasters and title claims, may not be fully covered by our insurance policies resulting in significant costs and the loss of the capital invested in the damaged properties as well as the anticipated future cash flows from those properties.

Our business operations are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters that could cause significant damage to the properties in our portfolio. Although we intended to obtain insurance for our properties, our insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. In addition, our insurance policies may include substantial self-insurance portions and significant deductibles and co-payments for such events, and recent hurricanes in the United States have affected the availability and price of such insurance. As a result, we may incur significant costs in the event of adverse weather conditions and natural disasters. We may discontinue certain insurance coverage on some or all of our properties in the future if the cost of premiums for any of these policies in our judgment exceeds the value of the coverage discounted for the risk of loss.

Furthermore, we will not carry insurance for certain losses, including, but not limited to, losses caused by certain environmental conditions, such as mold or asbestos, riots or war. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage as the market value of our portfolio increases. As a result, we may not have sufficient coverage against all losses that we may experience, including from adverse title claims.

If we experience a loss that is uninsured or which exceeds our policy limits, we could incur significant costs and lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

In addition, certain of our properties could not be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications and otherwise may have to upgrade such property to meet current code requirements.

Real estate market conditions at the time we decide to dispose of a property may be unfavorable which could reduce the price we receive for a property and lower the return on your investment.

We intend to resell the properties in which we invest. General economic conditions, availability of financing, interest rates and other factors, including supply and demand, all of which are beyond our control, affect the real estate market. We may be unable to sell a property for the price, on the terms, or within the time frame we want. Accordingly, the gain or loss on your investment could be affected by fluctuating market conditions.

If we sell properties by providing financing to purchasers of our properties, distribution of net sales proceeds to our stockholders would be delayed and defaults by the purchasers could reduce our cash available for distribution to stockholders.

If we provide financing to purchasers, we will bear the risk that the purchaser may default. Purchaser defaults could reduce our cash distributions to you. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of or completion of foreclosure proceedings.

Summary

We believe it is important to communicate our expectations to investors.  There may be events in the future, however, that we are unable to predict accurately or over which we have no control.  The risk factors listed on the previous pages as well as any cautionary language in this registration statement, provides all known material risks, uncertainties and events that may cause our actual  results to differ materially from the expectations we describe in our forward looking statements.  The occurrence of the events our business described in the previous risk factors and elsewhere in this registration statement could negatively impact our business, cash flows, results of operation, prospects, financial condition and stock price.

Dividend Policy

The Company has not paid dividends on its Common Stock in the past.

Item 2. Financial Information

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements, the notes to those consolidated financial statements, and the other financial information appearing elsewhere in this registration statement. The following discussion, analysis and other parts of this registration statement, in addition to historical information, contain forward-looking statements that reflect our plans, estimates, intentions, expectations, and beliefs. Such statements are only predictions, and our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. The historical results set forth in this discussion and analysis are not necessarily indicative of trends with respect to any actual or projected future financial performance. See “Special note regarding forward looking statements.” Factors that could cause or contribute to such differences include those set forth in “Item 1A - Risk factors” contained elsewhere in this registration statement.

Management’s Discussion and Analysis and Results of Operations

This following information specifies certain forward-looking statements of management of the Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guaranty that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Critical Accounting Policies and Estimates.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources.

Business Of The Registrant

Southcorp Capital, Inc. is a Delaware corporation. The Company focus is on the acquisition and renovation of single-family and multi-family properties in the U.S with the intent of reselling the property after renovations have occurred. Our real estate investments are expected to focus properties undervalued and/or in need of some repairs.

We intend to seek potential property acquisitions meeting the above criteria and which are located throughout the United States. We believe the most important criteria for evaluating the markets in which we intend to purchase properties include:

•	historic and projected population growth;
•	historically high levels of tenant demand and lower historic investment volatility for the type of property being acquired;
•	markets with historic and growing numbers of a qualified and affordable workforce;
•	high historic and projected employment growth;
•	markets with high levels of insured populations;
•	stable household income and general economic stability; and
•	sound real estate fundamentals, such as high occupancy rates and strong rent rate potential.

The markets in which we invest may not meet all of these criteria and the relative importance that we assign to any one or more of these criteria may differ from market to market or change as general economic and real estate market conditions evolve. We may also consider additional important criteria in the future. In order to diversify our portfolio, we may acquire a portion of our real estate investments through joint ventures with affiliates and third parties, such as institutional investors.

Our Portfolio

The following table provides an overview of our properties:

Property	City, State	Acquisition Date	Type	Purchase Price
808 N. Franklin Street	Portland, Indiana	4/5/2014	Single Family	$1,500

8841 N. Pearl Street	Bryant, Indiana	4/5/2014	Single Family	$1,500

237 E. Delaware Street	Redkey, Indiana	4/5/2014	Single Family	$1,500

602 Wagner Street	Fort Wayne, Indiana	4/5/2014	Single Family	$10,000

356 Franklin Street	Berne, Indiana	4/1/2014	Single Family(1)	$16,000

8218 N 950W	Montpelier, Indiana	4/5/2014	Single Family	$2,500

163 Behring Street	Berne, Indiana	4/5/2014	Commercial(2)	$35,000

7003 Balsam Lane	Fort Wayne, Indiana	5/10/2014	Single Family	$6,000
________
(1)	The Company acquired this property with the seller agreeing to take a mortgage back which requires the Company to pay $350 per month. The Interest rate is 0% per year.
(2)
The Company’s focus is on acquiring single-family and multi-family properties; however, the Company felt that it could acquire the commercial property and renovate the building and re-sell the property.  The Company acquired the property because we perceived that the property was significantly undervalued.

(3)	The other properties where purchased from funds the Company borrowed from Joseph Wade. The notes carry an interest rate of 0% per year and are due December 31, 2015 or when the properties are resold.

The Company is currently renovating these properties and expects to spend between $5,000 to $10,000 each property to remodel prior to selling the property.

In the opinion of management, available funds will not satisfy our growth requirements for the next twelve months. The Company expects that it needs a minimum of $200,000 to begin to implement its business plan to expand outside of Indiana.

The Company needs to raise $200,000 to expand its operations to Las Vegas. This is broken down as follows:

Acquisition of Real Estate:	$120,000

Real Estate Direct Cost (i.e. repairs, travel):	$31,000

Renovations:	$40,000

The $120,000 will allow the Company to acquire its initial properties in Las Vegas. This represents the initial expansion of the Company’s operations from Indiana to Las Vegas. NV. The Company expects to require the additional funding in September 2014. The Company's inability to raise the necessary capital would negatively impact the Company's ability to generate sufficient revenues to cover its operations and reporting requirements.

Timing needs for Funding

Phase I needs (current through December 2014) (Current Needs)

$200,000: This capital is intended to acquire the Company’s initial properties in Las Vegas, NV and complete the renovations of the Company’s current properties in Indiana. The Company has preliminary identified the properties to acquire but does not expect to make formal offers on the properties until the effectiveness of this Form 10. This amount includes $120,000 to acquire the properties, $31,000 for the direct cost of repairing the properties acquired in Las Vegas, $40,000 for the renovations of the Company’s current properties.   The Company has obtained verbal agreements from its officers and directors to provide up to $40,000 to cover our monthly expenses until we can raise the necessary capital to begin acquiring properties.

The Company's current monthly burn rate is between $7,500 and $10,000 per month. This does not include the expected cost of audit fees expected to be $2,000 per month but includes the expected costs to renovate the Company’s current properties. The Company's monthly burn rate consists of the direct costs of the related to its properties, search for new properties and the expected on-going general expenses of the Company (such as filing fees, audits and general administrative expenses). There is no guarantee that the Company's revenue would be able to cover the Company's monthly burn rate.

If the Company's revenue is not sufficient to cover the monthly burn rate, the Company would be required to raise additional funds to cover those expenses. The Company will not know the amount that would be required to be raised to cover the monthly burn rate until the Company is able to determine what its monthly revenue is. The Company will be able to determine what is monthly revenue will be in August 2014; which is when the current renovations on the two houses currently being renovated will be completed.

If the Company's revenue is not sufficient to cover the monthly burn rate and the Company cannot raise additional funds to cover those expenses, then the Company would have to sell its properties. This may require the Company to sell its properties for less than the Company purchased the properties.

The Company has begun discussion with companies regarding financing the funds necessary to acquire the properties referenced above. The terms discussed so far include debt financing and equity financing. The Company currently does not have a timetable as to when the financing will be in place.

Phase II needs (January 2015 through December 2015) (Phase 2)

$1,750,000: This amount is needed for the Company to be able to acquire additional properties in Las Vegas and expand into other states such as California and/or Montana. This amount includes the $1,250,000 to acquire the 6-10 properties and $500,000 for the renovation costs. The Company has not identified that properties and is basing the renovations costs on Joseph Wade’s experience in acquiring and renovating properties.

Once the Company has acquired the additional 6-10 properties, the Company's monthly burn rate is expected to be $75,000. If the Company's revenue is not sufficient to cover the monthly burn rate, the Company would be required to raise additional funds to cover those expenses. The Company will not know the amount that would be required to be raised to cover the monthly burn rate until the Company is able to determine what its monthly revenue is.

If the Company's revenue is not sufficient to cover the monthly burn rate and the Company cannot raise additional funds to cover those expenses, then the Company would have to sell its properties. This may require the Company to sell its properties for less than the Company purchased the properties.

The Company currently does not have agreements or understandings regarding financing for the above referenced capital needs. The Company has not generated any revenue to date and has incurred net losses of ($2,430) since inception.

RESULTS OF OPERATIONS

The Company generates revenue fromthe sale of houses its renovates.

Revenue

The Company has not had any revenue since its inception through the period ending April 30, 2014.

Operating Expenses

For the period ending April 30, 2014, the Company had $2,430 in Operating Expenses. These expenses related to the initial set up of the company and the identification of the initial property to acquire.

Net Loss

For the Year ending April 30, 2014, the Company had Net Loss of ($2,430). This was derived as follows:

Gross Income:	$-
Discounts:	$-
COGS:	$-
Expenses:	$2,430
Accrued Taxes:	$-
Net loss:	$(2,430)

Dividends

The Company has not issue any dividends.

Liquidity and Capital Resources

As April 30, 2014 the Company had $200 in cash and $68,000 in real estate for a total of $68,200 in assets. In management’s opinion, the Company’s cash position is insufficient to maintain its operations at the current level for the next 12 months. Any expansion may cause the Company to require additional capital until such expansion began generating revenue. It is anticipated that the raise of additional funds will principally be through the sales of our securities. As of the date of this report, additional funding has not been secured and no assurance may be given that we will be able to raise additional funds.

As of April 30, 2014, our total liabilities were $68,630, which consists of $54,938 in loans from our shareholder and $13,692 related to the purchase of one of the properties.

On March 26, 2014, we issued 18,950,000 shares of Skyline Holdings, Inc. Common Stock to our officers, directors and principal shareholders for $1,895 in cash from our officers, directors and principal shareholders.

On March 26, 2014, we issued 1,050,000 shares of Skyline Holdings, Inc. Common Stock to our officers, directors and principal shareholders for $105in cash from our officers, directors and principal shareholders.

On April 8, 2014, the Company issued 189,500,000 shares to our officers, directors and principal shareholders for the 18,950,000 shares of Skyline Holdings, Inc.

On April 8, 2014, the Company issued 10,500,000 shares to our officers, directors and principal shareholders for the 1,050,000 shares of Skyline Holdings, Inc.

During the period ending April 30, 2014, the Company borrowed $54,938 from our officer for the purchase of the Company’s properties.

Dividends

The Company has not paid dividends on its Common Stock in the past.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the notes to our audited financial statements included in this registration statement. We have consistently applied these policies in all material respects. Below are some of the critical accounting policies:

Revenue Recognition

The company pursues opportunities to realize revenues from two principal activities: sale of houses it renovates. It is the company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities are recognized upon claiming the purse winnings and the company has substantially accomplished all it must do to be entitled to the benefits represented by the revenue. Gains or losses from the sale of the houses are recognized when the house is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Research and Development

Costs associated with the housing market research are charged to expense as incurred.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Depreciation schedule

The Company depreciates houses that it acquires a 50% or greater position in. The Company depreciates the house via straight-line depreciation over its useful life of 27.5 years.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and other intangible assets are tested for impairment annually and more frequently if facts and circumstances indicate goodwill carrying values exceed estimated reporting unit fair values and if indefinite useful lives are no longer appropriate for the Company’s trademarks. Based on the impairment tests performed, there was no impairment of goodwill or other intangible assets in fiscal 2014. Definite-lived intangibles are amortized over their estimated useful lives.

Basic and diluted net loss per share

Basic loss per share is computed using the weighted average number of shares of Common Stock outstanding during each period. Diluted loss per share includes the dilutive effects of Common Stock equivalents on an “as if converted” basis. Basic and diluted losses per share are the same due to the absence of Common Stock equivalents.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Emerging Growth Company Status

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups Act, commonly referred to as the JOBS Act. We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●
not being required to comply with the auditor attestation requirements of section 404(b) of the Sarbanes-Oxley Act (we also will not be subject to the auditor attestation requirements of Section 404(b) as long as we are a “smaller reporting company,” which includes issuers that had a public float of less than $ 75 million as of the last business day of their most recently completed second fiscal quarter);

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Under this provision, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. In other words, an “emerging growth company” can delay the adoption of such accounting standards until those standards would otherwise apply to private companies until the first to occur of the date the subject company (i) is no longer an “emerging growth company” or (ii) affirmatively and irrevocably opts out of the extended transition period provided in Securities Act Section 7(a) (2) (B). The Company has elected to take advantage of this extended transition period and, as a result, our financial statements may not be comparable to the financial statements of other public companies. Accordingly, until the date that we are no longer an “emerging growth company” or affirmatively and irrevocably opt out of the exemption provided by Securities Act Section 7(a) (2) (B), upon the issuance of a new or revised accounting standard that applies to your financial statements and has a different effective date for public and private companies, clarify that we will disclose the date on which adoption is required for non-emerging growth companies and the date on which we will adopt the recently issued accounting standard.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Our Website.

Our website can be found at www.southcorpcapital.com.

Employees.

As of the date of this filing, we have no employees other than our officers. We anticipate that we will be using the services of independent contractors as consultants to support our expansion and business development. We are not a party to any employment agreements.

Facilities.

Our executive, administrative and operating offices are located at 205 Ave. Del Mar, #974, San Clemente, CA 92674.

Legal Proceedings.

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Item 3. Properties

Our principal executive office is located in the Los Angeles Metropolitan area of California. Our office space is provided to us by the officers of the company. The Company does not incur fees for the space.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this filing, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under community property laws. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of the Company, 205 Ave. Del Mar #974, San Clemente, CA 92674.

Name and Address	Common Stock Shares Beneficially Owned	Percentage Class	Series C Preferred Stock Beneficially Owned	Percentage Class	Total Voting Power(3)
Joseph Wade(1)(2)	211,444,001	95%	23,000,000	100%	99%

WB Partners(1)(2)	211,444,001	95%	23,000,000	100%	99%

(1)	Joseph Wade, our CEO, is the CEO of WB Partners and has the power to vote and dispose of these shares and as such is deemed the beneficial owner of these shares.
(2)	Joseph Wade does not own any shares in his own name other than the 211,444,001 Common Shares and 23,000,000 Preferred Shares that are indirectly owned through WB Partners.
(3)
The total voting power was calculated by addinf the total outstanding Common Shares of 224,057,315 and the voting power of the Series C Preferred at 200 votes per share for a total number of available votes of 4,824,057,315.  Joseph Wade has voting power over 4,811,444,001 which is 99% of the total voting power.

Item 5. Directors and Executive Officers

Our directors and executive officers and additional information concerning them are as follows:

Name	Age	Position
Joseph Wade	39	CEO, President
Lori Livacich	61	Vice-President

Joseph Wade, CFO/Director/President. Mr. Wade is our CEO, President and a member of the Board of Directors. Mr. Wade is our President and a member of the Board of Directors. Mr. Wade formed Skyline Holdings, Inc. in March 2014 to acquire the Companies properties currently located in Indiana. Mr. Wade has purchased homes for his personal investment for the past 10 years. Mr. Wade is also the CEO of Embarr Downs, Inc. In February 2012, Mr. Wade founded Embarr Downs.  Embarr Downs is publically traded under the stock symbol EMBR and is engaged in owning and racing thoroughbreds and recently began expanding to include aquaculture farming.  Mr. Wade devotes approximately 30 hours per week, or about 50% of his time, to Embarr Downs. Since 2007, Mr. Wade has been involved in personally owning and racing thoroughbreds in California, New York, Pennsylvania, West Virginia and Maryland. Since July 2000, Mr. Wade has worked as the President of Thoroughbred Management Group, his family’s company, which is involved in investing in various thoroughbred ventures.  In March 2013, Mr. Wade dissolved Thoroughbred Management Group.

Mr. Wade is not a licensed contractor and as such the Company hires outside contractors to renovate the properties for the Company.

Mr. Wade devotes approximately 30 hours per week, or about 50% of his time, to the Company.

Except as stated above, none of the Companies or entities Mr. Wade has previously worked for is a parent, subsidiary or other affiliate of the Company.

Due to Mr. Wade’s experience in purchasing real estate, the shareholders felt Mr. Wade should serve as a director of the Company. Mr. Wade is the son of Ms. Livacich.

Lori Livacich, Vice-President. Ms. Livacich is our Vice-president. Ms. Livacich identifies the properties the Company acquires and sells the Company’s properties and manages the renovations on these properties. Ms. Livacich has worked in the real estate business for the past 15 years and is a licensed real estate salesperson. For the past 5 years, Ms. Livacich has been consultant to mortgage companies assisting them in the processing of mortgage applications.

Ms. Livacich is not a licensed contractor and as such the Company hires outside contractors to renovate the properties for the Company.

Ms. Livacich devotes approximately 30 hours per week, or about 50% of her time, to the Company.

Except as stated above, none of the Companies or entities Ms. Livaicch has previously worked for is a parent, subsidiary or other affiliate of the Company.

Mr. Wade is the son of Ms. Livacich.

The foregoing persons are promoters of SouthCorp Capital as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee. We intend to form an audit committee, a corporate governance and nominating committee and a compensation committee once our board membership increases. Our plan is to start searching and interviewing possible independent board members in the next six months. An Independent director (also sometimes known as an outside director) is a director (member) of a board of directors who does not have a material or pecuniary relationship with company or related persons, except for any director fees.

Significant Employees

There are no persons other than our executive officers who are expected by us to make a significant contribution to our business.

Family Relationships

There are no family relationships of any kind among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers except that Mr. Wade is the son of Ms. Livacich.

Involvement in Certain Legal Proceedings

We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions.

Audit and Compensation Committees, Financial Expert

We do not have a standing audit or compensation committee or any committee performing a similar function, although we may form such committees in the future. Our entire Board of Directors handles the functions that would otherwise be handled by an audit or compensation committee.

Since we do not currently have an audit committee, we have no audit committee financial expert.

Since we do not currently pay any compensation to our officers or directors, we do not have a compensation committee. If we decide to provide compensation for our officers and directors in the future, our Board of Directors may appoint a committee to exercise its judgment on the determination of salary and other compensation.

Code of Ethics

We have adopted a Code of Ethics which is designed to ensure that our directors and officers meet the highest standards of ethical conduct. The Code of Ethics requires that our directors and officers comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past ten years:

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time, or

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); or

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority, barring, suspending or otherwise limiting for more than 60 days his or her involvement in any type of business, securities or banking activities; or

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated, relating to the alleged violation of any Federal or State securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

Subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, self regulatory organization (as defined by Section 3(a)(26) of the Exchange Act), any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Controls and Procedures

Evaluation of disclosure controls and procedures. Disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time period specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports filed under the Exchange Act is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of Joseph Wade, Chief Executive Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon and as of the date of that evaluation, Mr. Wade concluded that our disclosure controls and procedures are not effective to ensure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required. The reason we believe our disclosure controls and procedures are not effective is because:

1.	No independent directors;
2.	No segregation of duties;
3.	No audit committee; and
4.	Ineffective controls over financial reporting.

The Company has concluded that these are not material weaknesses. However, the Company intends to remedy these factors as follows:

Independent Directors: The Company does not have any independent directors.

No Segregation of Duties/ Ineffective controls over financial reporting: The company intends to hire additional staff members, either as employees or consultants, prior to December 31, 2015. These additional staff members will be responsible for making sure that information required to be disclosed in our reports filed and submitted under the Exchange Act is recorded, processed, summarized and reported as and when required and will the staff members will have segregated responsibilities with regard to these responsibilities. The costs associated with the hiring the additional staff members will increase the Company's Sales, General and Administration (SG&A) Expense. It is anticipated the cost of the new staff members will be approximately $40,000 per year.

No audit committee: After the election of the independent directors at the next annual shareholder meeting, the Company expects that an Audit Committee will be established. The cost associated to the addition an audit committee are minimal and not deemed material.

Item 6. Executive Compensation

The Companies’ officers and director have received any annual salary of $1.00 per year for the services rendered on behalf of the Company.

Name and				Stock	All other
Principal Position	Year	Salary	Bonus	Awards	Compensation	TOTAL

Joseph Wade, CEO, President, Director	2014	$1.00	-	-	-	$1.00

Lori Livacich, Vice-president	2014	$1.00	-	-	-	$1.00

Item 7. Certain Relationships and Related Transactions, and Director Independence

Director Independence

Our Board of Directors has determined that none of our directors are independent.

Policies and Procedures with Respect to Related Party Transactions

As of the date hereof, our Board of Directors has not adopted formal written policies or procedures regarding the review, approval or ratification of related party transactions. It is the Company’s intention to adopt such policies and procedures in the immediate future. Such policies will include, among other things, descriptions of the types of transactions covered, the standards to be applied in reviewing such transactions, the process for review of such transactions, and the individuals on the Board of Directors or otherwise who are responsible for implementing the policies and procedures. It is our intention that our audit committee, which will be comprised entirely of independent directors, will be responsible for such matters on an ongoing basis, consistent with its written charter. Notice of the Company’s adoption of these policies and procedures will be given to all appropriate Company personnel.

Conflicts of Interest and Corporate Opportunities

The officers and directors have acknowledged that under Delaware Corporate law that they must present to the Company any business opportunity presented to them as an individual that met the Delaware's standard for a corporate opportunity: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation's line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his own, the corporate fiduciary will thereby be placed in a position inimical to their duties to the corporation. This is enforceable and binding upon the officers and directors as it is part of the Code of Ethics that every officer and director is required to execute. However, the Company has not adopted formal written policies or procedures regarding the process for how these corporate opportunities are to be presented to the Board. It is the Company’s intention to adopt such policies and procedures in the immediate future.

Ownership tables

Name and Address	Common Stock Shares Beneficially Owned	Percentage Class	Series C Preferred Stock Beneficially Owned	Percentage Class
Joseph Wade(1)(2)	211,444,001	95%	23,000,000	100%

WB Partners(1)(2)	211,444,001	95%	23,000,000	100%

(1)	Joseph Wade, our CEO, is the CEO of WB Partners and has the power to vote and dispose of these shares and as such is deemed the beneficial owner of these shares.
(2)	Joseph Wade does not own any shares in his own name other than the 211,444,001 Common Shares and 23,000,000 Preferred Shares that are indirectly owned through WB Partners.

Related Party Transaction

On March 26, 2014, we issued 18,950,000 shares of Skyline Holdings, Inc. Common Stock to our officers, directors and principal shareholders for $1,895 in cash from our officers, directors and principal shareholders.

On April 8, 2014, the Company issued 189,500,000 shares to our officers, directors and principal shareholders for the 18,950,000 shares of Skyline Holdings, Inc.

During the period ending April 30, 2014, the Company borrowed $54,938 from Joseph Wade, our CEO, related to the purchase of the Company’s properties. The loan is at 0% interest and is to be repaid by December 31, 2015.

Conflicts of Interest

The officers and directors have acknowledged that under Delaware Corporate law that they must present to the Company any business opportunity presented to them as an individual that met the Delaware's standard for a corporate opportunity: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation's line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his own, the corporate fiduciary will thereby be placed in a position inimical to their duties to the corporation.

Item 8. Legal Proceedings

We are not currently a party to any material litigation and we are not aware of any pending or threatened litigation against us that could have a material adverse effect on our business, operating results or financial condition. However, we may from time to time be involved in legal proceedings in the ordinary course of our business.

Item 9. Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

(a) Market Information.

Our Common Stock is currently trading on the OTC markets under the ticker symbol STHC.

(b) Holders.

Holders: There are approximately 455 holders of the Company's Common Stock. There is 1 holders of the Series C Preferred Stock.

(c) Equity Compensation Plan.

As of the date of this filing, the company did not have any equity compensation plans.

(d) Dividends.

The company has not declared any amount of cash dividends as of the date of this offering.

Item 10. Recent Sales of Unregistered Securities

The following sets forth information relating to all previous sales of our common stock, which sales were not registered pursuant to the Securities Act.

On March 26, 2014, we issued 18,950,000 shares of Skyline Holdings, Inc. Common Stock to our officers, directors and principal shareholders for $1,895 in cash from our officers, directors and principal shareholders.

On March 26, 2014, we issued 1,050,000 shares of Skyline Holdings, Inc. Common Stock to our officers, directors and principal shareholders for $105 in cash from our officers, directors and principal shareholders.

On April 8, 2014, the Company issued 189,500,000 shares to our officers, directors and principal shareholders for the 18,950,000 shares of Skyline Holdings, Inc.

On April 8, 2014, the Company issued 10,500,000 shares to our officers, directors and principal shareholders for the 1,050,000 shares of Skyline Holdings, Inc.

The above shares, referenced in each of the above transactions, were issued in reliance of the exemption from registration requirements of the 33 Act provided by Section 4(2) promulgated thereunder, as the issuance of the stock did not involve a public offering of securities based on the following:

•
the investors represented to us that they were acquiring the securities for their own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the 33 Act;

•
we provided each investor with written disclosure prior to sale that the securities have not been registered under the 33 Act and, therefore, cannot be resold unless they are registered under the 33Act or unless an exemption from registration is available;

•
the investors agreed not to sell or otherwise transfer the purchased securities unless they are registered under the 33 Act and any applicable state laws, or an exemption or exemptions from such registration are available;

•	each investor had knowledge and experience in financial and other business matters such that he, she or it was capable of evaluating the merits and risks of an investment in us;
•
each investor was given information and access to all of our documents, records, books, officers and directors, our executive offices pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information that we possesses or were able to acquire without unreasonable effort and expense;

•	each investor had no need for liquidity in their investment in us and could afford the complete loss of their investment in us;
•	we did not employ any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio;
•	we did not conduct, hold or participate in any seminar or meeting whose attendees had been invited by any general solicitation or general advertising;
•
we placed a legend on each certificate or other document that evidences the securities stating that the securities have not been registered under the 33 Act and setting forth or referring to the restrictions on transferability and sale of the securities;

•	we placed stop transfer instructions in our stock transfer records;
•	no underwriter was involved in the offering; and
•
we made independent determinations that such persons were sophisticated or accredited investors and that they were capable of analyzing the merits and risks of their investment in us, that they understood the speculative nature of their investment in us and that they could lose their entire investment in us.

Item 11. Description of Registrant’s Securities to be Registered

(a) Common and Preferred Stock.

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 800,000,000 shares of capital stock, of which 750,000,000 are shares of Common Stock, par value $0.0001 per share (the "Common Stock") and 50,000,000 are shares of Preferred Stock, par value $.00001 per shares (the “Preferred Stock”). As of April 30, 2014, 224,057,315 shares of Common Stock and 23,000,000 shares of Series C Preferred Stock were issued and outstanding.

Common Stock

The Certificate of Incorporation, as amended, authorizes the Company to issue up to 750,000,000 shares of Common Stock ($0.0001 par value). As of the date hereof, there are 224,057,315 shares of our Common Stock issued and outstanding, which are held by approximately 455 shareholder of record. Of these shares, 220,005,618 are not registered and are restricted from sale pursuant to the Securities Act of 1933, as amended. All outstanding shares of Common Stock are of the same class and have equal rights and attributes. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by shareholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefore. The payment of dividends on our Common Stock is subject to the prior payment of dividends on any outstanding preferred stock, if any.

The Company is only registering its Common Stock and not its Preferred Stock under this Form 10.

(b) Debt Securities.

None.

(c) Other Securities To Be Registered.

Series C Preferred Stock

Our Certificate of Incorporation, as amended, authorizes the Company to issue up to 50,000,000 shares of Preferred Stock ($0.0001 par value). As of the date hereof, there are 23,000,000 shares of our Series C Preferred Stock issued and outstanding, which are held by 1 shareholder of record. Of these shares, 23,000,000 are not registered and are restricted from sale pursuant to the Securities Act of 1933, as amended. The Series C Preferred Stock are entitled to Two Hundred (200) votes per share on matters to be voted on by shareholders.

Item 12. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by Section 145 of the General Corporation Law of Delaware and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 13. Financial Statements and Supplementary Data

The Company's financial statements for the year ended April 30, 2014, have been audited to the extent indicated in their report by MaloneBailey, LLP an independent registered public accounting firm. The financial statements have been prepared in accordance with generally accepted accounting principles and are included in Item 15 of this Form 10. Please see the Financial Statements Index on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

We have not had any disagreements with our auditors on any matters of accounting principles, practices, or financial statement disclosure.

Item 15. Financial Statements and Exhibits

(a)
Our audited financial statements for the fiscal year 2014, including the report of our independent registered public accounting firm, are attached hereto beginning at page F-1 immediately following the signature page of this registration statement.

Exhibit	Description

3.1	Restated Articles of Incorporation

3.2	By-Laws

10.1	Merger Agreement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 10 and has duly caused this Registration Statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, as of June 20, 2014

SOUTHCORP CAPITAL, INC.

By:	/s/ Joseph Wade
Joseph Wade
Chief Executive Officer, Director (Principal Executive and Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement on Form 10 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Joseph Wade	Chief Executive and Financial Officer, Director,	June 20, 2014
Joseph Wade	(Principal Financial Officer and Principal Accounting Officer)

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Southcorp Capital, Inc.
(A Development Stage Company)
Berne, Indiana

We have audited the accompanying balance sheet of Southcorp Capital, Inc. (a development stage company) (the “Company”), as of April 30, 2014, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from the date of inception on March 26, 2014 to April 30, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2014, and the results of its operations and cash flows for the period from the date of inception on March 26, 2014 to April 30, 2014 then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONEBAILEY, LLP
www.malonebailey.com
Houston, Texas
May 12, 2014

Southcorp Capital, Inc.
(A Development Stage Enterprise)
Balance Sheet

April 30, 2014

ASSETS
Current assets:
Cash or cash equivalents	$200
Total current assets	200
Fixed assets:
Real estate purchased	$68,000
Total assets	$68,200
LIABILITIES AND SHAREHOLDERS’ EQUITY
Loans payable- mortgage	13,692
Loans payable- related party	54,938
Total liabilities	68,630
Shareholders’ equity:
Class C Preferred Stock, Par Value $.0001, 50,000,000 authorized, 23,000,000 issued and outstanding	2,300
Common stock, par value $0.0001, 750,000,000 authorized, 224,057,315 issued and outstanding	22,406
Additional paid in capital	(22,706)
Deficit accumulated during development stage	(2,430)
Total shareholders' equity	(430)
Total liabilities and shareholders' equity	$68,200

See accompanying notes to financial statements

Southcorp Capital, Inc.
(A Development Stage Enterprise)
Statement of Operations

From Inception on
March 26, 2014
through April 30, 2014
Operating Expenses
SG&A	2,430
Total operating expenses	2,430
Loss from operations	(2,430)
Net Loss	$(2,430)

Net loss per share, basic and diluted	$(0.00)

Weighted average number of shares outstanding, basic and diluted	164,380,521

See accompanying notes to financial statements

Southcorp Capital, Inc.
(A Development Stage Enterprise)
Statement of Changes in Stockholders' (Deficit) Equity

	Common Stock		Series C Preferred Stock		Additional Paid		Total Stockholders’
	Shares	Amount	Shares	Amount	In Capital	Net Loss	Equity
Balances, March 26, 2014 (Inception)	-	$-	-	$-	$-	$-	$-

Issuance on March 26, 2014 for cash	200,000,000	20,000	-	-	(18,000)	-	2,000
Reverse merger adjustment	24,057,315	2,406	23,000,000	2,300	(4,706)	-	-
Net loss						(2,430)	(2,430)
Balances April 30, 2014 (Audited)	224,057,315	22,406	23,000,000	2,300	(22,706)	(2,430)	(430)

See accompanying notes to financial statements

Southcorp Capital, Inc.
(A Development Stage Enterprise)
Statements of Cash Flows

	From Inception on March 26, 2014
	through April 30, 2014
Cash flows from operating activities
Net loss		$(2,430)
Net cash provided by operating activities		(2,430)

Cash flows from financing activities
Proceeds from issuance of common stock		2,000
Proceeds from related party advances		630
Net cash provided by financing activities		2,630

Net change in cash		200
Cash balance, beginning of period		-

Cash balance, end of period		$200

Cash paid for:
Interest	$
Accrued income taxes	$

Noncash investing and financing activities:
Reverse merger transaction		$4,706
Purchase of real estate by related party		$54,308
Liability assumed through purchase of real estate		$13,692

See accompanying notes to financial statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies of Southcorp Capital, Inc. (A Development Stage Company) (the “Company”) is presented to assist in understanding the Company’s financial statements. The accounting policies presented in these footnotes conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the accompanying financial statements. These financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity. The Company has not realized revenues from its planned principal business purpose and is considered to be in its development state in accordance with ASC 915, “Development Stage Entities”, formerly known as SFAS 7, “Accounting and Reporting by Development State Enterprises.”

Organization, Nature of Business and Trade Name

Southcorp Capital, Inc. (“Southcorp”, “we”, “us”, “our”, the "Company" or the "Registrant") was originally incorporated in the State of Delaware on June 12, 2006. On April 7, 2014, the Company executed a reverse merger with Skyline Holdings, Inc. On April 7, 2014, the Company entered into an Agreement whereby the Company acquired 100% of Skyline Holdings, Inc, incorporated in the State of Indiana on March 26, 2014. Skyline was the surviving Company and became a wholly owned subsidiary of SouthCorp Capital. SouthCorp Capital previously had no operations, assets or liabilities. On April 8, 2014, the acquisition closed and under the terms of the agreement Skyline Holdings was the surviving entity. The Company selected March 31as its fiscal year end.

The Company focus is on the acquisition and renovation of single-family and mutli-family properties in the U.S with the intent of reselling the property after renovations have occurred. Our real estate investments are expected to focus properties undervalued and/or in need of some repairs.

We intend to seek potential property acquisitions meeting the above criteria and which are located throughout the United States. We believe the most important criteria for evaluating the markets in which we intend to purchase properties include:

•	historic and projected population growth;
•	historically high levels of tenant demand and lower historic investment volatility for the type of property being acquired;
•	markets with historic and growing numbers of a qualified and affordable workforce;
•	high historic and projected employment growth;
•	markets with high levels of insured populations;
•	stable household income and general economic stability; and
•	sound real estate fundamentals, such as high occupancy rates and strong rent rate potential.

The Company has not earned any revenue from operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Company" as defined by ACS 915-10-05. Among the disclosures required by ASC 915-10-05 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity and cash flows disclose activity since the date of the Company's inception.

Revenue Recognition

The company pursues opportunities to realize revenues from two principal activities: sale of houses it renovates. It is the company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities are recognized upon sale of its properties and the company has substantially accomplished all it must do to be entitled to the benefits represented by the revenue. Gains or losses from the sale of the houses are recognized when the house is sold or otherwise disposed of, the cost and associated accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized in the statement of operations.

Property and Equipment

Property and equipment are carried at cost. Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets. The estimated useful lives of depreciable assets are:

Estimated
Useful Lives
Office Equipment	5-10 years
Residential Real Estate	27.5 years
Non-residential Real Estate	30 years

For federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system. For financial statements purposes, depreciation is computed under the straight-line method.

The Company has been in the developmental stage since inception and has no operation to date. The Company currently does not have any property and equipment. The above accounting policies will be adopted upon the Company maintains property and equipment.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in managements’ estimates or assumptions could have a material impact on Southcorp Capital Inc.’s financial condition and results of operations during the period in which such changes occurred. Actual results could differ from those estimates. Southcorp Capital Inc.’s financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740-10, “Accounting for Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year; and, (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken on a tax return. Under ASC 740-10, a tax benefit from an uncertain tax position taken or expected to be taken may be recognized only if it is “more likely than not” that the position is sustainable upon examination, based on its technical merits. The tax benefit of a qualifying position under ASC 740-10 would equal the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all the relevant information. A liability (including interest and penalties, if applicable) is established to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Related interest and penalties, if any, are included as components of income tax expense and income taxes payable.

Basic Earning (Loss) Per Share

The Company computes net income (loss) per share in accordance with Accounting Standards Codification (“ASC”) 260, "Earnings per Share".  ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.  As at April 30, 2014, there are no dilutive potential common shares.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary and have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). All intercompany accounts and transactions have been eliminated in consolidation.

Recently Issued Accounting Pronouncements

Management believes recently issued accounting pronouncements will have no impact on the financial statements of the Company.

NOTE 2 – GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established any source of revenue to cover its operating costs, and it does not have sufficient cash flow to maintain its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company expects to develop its business and thereby increase its revenue. However, the Company would require sufficient capital to be invested into the Company to acquire the properties to begin generating sufficient revenue to cover the monthly expenses of the Company. Until the Company is able to generate revenue, the Company would be required to raise capital through the sale of its stock or through debt financing. Management may raise additional capital through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company’s failure to do so could have a material and adverse effect upon it and its shareholders.

To this date the Company has relied on the sale of stock, mainly to its officers and directors, to finance its operations and growth. The Company expects to continue to fund the Company through debt and securities sales and issuances until the Company generates enough revenues through the operations. These transactions will initially be through related parties, such as the Company’s officers and directors.

NOTE 3 – INCOME TAXES

We did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because we have experienced operating losses since inception. When it is more likely than not that a tax asset cannot be realized through future income the Company must allow for this future tax benefit. We provided a full valuation allowance on the net deferred tax asset, consisting of net operating loss carry forwards, because management has determined that it is more likely than not that we will not earn income sufficient to realize the deferred tax assets during the carry forward period.

The Company has not taken a tax position that, if challenged, would have a material effect on the financial statements for the years ended June 2012 applicable under FASB ASC 740. We did not recognize any adjustment to the liability for uncertain tax position and therefore did not record any adjustment to the beginning balance of accumulated deficit on the balance sheet. All tax returns for the Company remain open.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences for the periods presented are as follows:

Income tax provision at the federal statutory rate	35%
Effect on operating losses	(35%)

Changes in the net deferred tax assets consist of the following:

April 30, 2014
Net operating loss carry forward	$2,430
Valuation allowance	(2,430)
Net deferred tax asset	$-

A reconciliation of income taxes computed at the statutory rate is as follows:

April 30, 2014
Tax at statutory rate (35%)	$851
Increase in valuation allowance	(851)
Net deferred tax asset	$-

The net federal operating loss carry forward will expire in 2027. This carry forward may be limited upon the consummation of a business combination under IRC Section 381.

NOTE 4 – RELATED PARTY TRANSACTIONS

On April 4, 2014, we issued 189,500,000 shares of common stock to our officers, directors and principal shareholders for $1,895 in cash from our officers, directors and principal shareholders.

On April 4, 2014, we issued 10,500,000 shares of common stock to SC Capital for $105.

During the period ending April 30, 2014, the Company borrowed $54,938 from our officer for the purchase of the Company’s properties.

NOTE 5 – NOTES PAYABLE

In conjunction with the purchase of one of the properties, the Company entered into a noninterest bearing installment promissory note for a mortgage on the property of $13,600. The amount is repayable in monthly installments of $350 and the remaining balance due on maturity date of April 1, 2015.

NOTE 6 – REVERSE MERGER TRANSACTION

On April 7, 2014, the Company executed a reverse merger with Skyline Holdings, Inc. On April 7, 2014, the Company entered into an Agreement whereby the Company acquired 100% of Skyline Holdings, Inc, in exchange for 200,000,000 shares of Common Stock of SouthCorp Capital, Inc. Skyline Holdings was incorporated in the State of Indiana on March 26, 2014. Skyline was the surviving Company and became a wholly owned subsidiary of SouthCorp Capital. SouthCorp Capital previously had no operations, assets or liabilities. As of the closing date of the Share Exchange Agreement, the former shareholders of Skyline Holdings, Inc. held approximately 99% of the issued and outstanding common shares of Southcorp Capital, Inc. On April 8, 2014, the acquisition closed and under the terms of the agreement Skyline Holdings was the surviving entity. The Company selected March 31as its fiscal year end.

For accounting purposes, this transaction is being accounted for as a reverse merger and has been treated as a recapitalization of Southcorp Capital, Inc., with Skyline Holdings, Inc. is considered the accounting acquirer, and the financial statements of the accounting acquirer became the financial statements of the registrant. The Company did not recognize goodwill or any intangible assets in connection with the transaction. The 200,000,000 shares of common stock issued to the shareholder of Skyline Holdings Inc., and its designees in conjunction with the share exchange transaction have been presented as outstanding for all periods. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

NOTE 7 – SUBSEQUENT EVENTS

Management has reviewed material subsequent events from April 30, 2014 through the date of issuance of Financial Statements in accordance with FASB ASC 855 “Subsequent Events.” Additional disclosures are listed in the following below: